                                 EXHIBIT 10(f)
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                                                                   Exhibit 10(f)

                          SALARY CONTINUATION AGREEMENT

         THIS AGREEMENT is effective this 1st day of December, 1999, by and between SOUTHSIDE BANCSHARES CORP. (the "Company"), with its principal place of business in St. Louis, Missouri, and THOMAS M. TESCHNER (the "Executive").

                                  INTRODUCTION

         To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.

                                    AGREEMENT

         The Executive and the Company agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

         1.1. Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

                  1.1.1. "Change of Control" shall be deemed to have occurred as of the first day any one more of the following conditions shall have been satisfied:

                  (a) Any individual, corporation (other than the Company), partnership, trust, association, pool, syndicate, or any other entity or any group of persons (other than the Southside Bancshares Corp.1993 Non-Qualified Employees Stock Ownership Plan) acting in concert becomes the beneficial owner, as that concept is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, of the securities of the Company possessing fifty percent (50%) or more of the voting power for the election of directors of the Company;

                  (b) There shall be consummated any consolidation, merger or other business combination involving the Company or the securities of the Company in which holders of voting securities of the Company, as the case may be, immediately prior to such consummation own, as a group, immediately after such consummation, voting securities of the Company, as the case may be (or if the Company does not survive such transaction(s), voting securities of the corporation(s) surviving such transaction(s)) having less than fifty percent (50%) of the total voting power in an election of the directors of the Company (or such other surviving corporation (s));

                  (c) During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof;

                  (d) Removal by the stockholders of the Company of all or a majority of the incumbent directors of the Company; or

                  (e) There shall be consummated any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (on a consolidated basis) to a party which is not controlled by or under common control with the Company, as the case may be.

                  1.1.2. "Code" means the Internal Revenue Code of 1986, as amended. References to a Code section shall be deemed to be to that section as it now exists and to any successor provision.

                  1.1.3. "Disability" means, if the Executive is covered by a Company sponsored disability insurance policy, total disability as defined in such policy without regard to any waiting period. If the Executive is not covered by such a policy, Disability means a physical or mental impairment, non-self-induced, as diagnosed by a medical doctor selected by the Company, that so incapacitates or disables Executive such that Executive is no longer able to perform the essential functions of his position with reasonable accommodation. As a condition to any benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Company's Board of Directors deems appropriate.

                  1.1.4. "Early Retirement Date" means the date the Executive attains age fifty-five (55).

                  1.1.5. "Early Retirement Percentage" means fifty percent (50%) on the date the Executive attains age fifty-five (55).

                  1.1.6. "Normal Retirement Date" means the date the Executive attains age sixty-five (65).

                  1.1.7. "Plan Year" means the twelve (12) consecutive month period beginning on the effective date of this Agreement and each anniversary thereof.

                  1.1.8. "Termination of Employment" or "Terminates Employment" means the Executive's ceasing to be employed by the Company for any reason whatsoever, voluntary or involuntary, other than by reason of an approved leave of absence.


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                  1.1.9. "Discount Rate" shall mean eight percent (8%).

                                   ARTICLE 2
                                LIFETIME BENEFITS

         2.1. Normal Retirement Benefit. If Termination of Executive's Employment occurs on or after the Normal Retirement Date, the Company shall pay to the Executive the benefit described in this Section 2.1.

                  2.1.1. Amount of Benefit. The annual benefit under this
         Section 2.1 is One Hundred Ninety-three Thousand Five Hundred Dollars ($193,500.00), which annual amount will be increased each Plan Year, until the Executive's Normal Retirement Date, by three and one-half percent (3.5%) compounded annually.

                  2.1.2. Payment of Benefit. The Company shall pay the annual benefit determined under subsection 2.1.1 for a period not to exceed the earlier of fifteen (15) years from Executive's Termination of Employment or through the month the Executive dies. The Company's payments shall be made in equal monthly installments (1/12 of the annual benefit). These equal monthly payments to the Executive will begin on the last day of the month which follows the month of the Executive's retirement and continuing until the earlier of the expiration of one hundred eighty (180) months from the first payment or the month of the Executive's death.

         2.2. Early Retirement Benefit. If Termination of Executive's Employment occurs on or after the Early Retirement Date but before the Normal Retirement Date, the Company shall pay to the Executive the benefit described in this
Section 2.2.

                  2.2.1. Amount of Benefit. The annual benefit under this
         Section 2.2 is One Hundred Ninety-three Thousand Five hundred Dollars ($193,500.00) which annual amount will be increased each Plan Year, until the Executive retires, by three and one-half percent (3.5%) compounded annually, multiplied by the Early Retirement Percentage. Five percent (5%) will be added to the Early Retirement Percentage for each anniversary of the Early Retirement Date following such date on which the executive continues to be employed until the Early Retirement Percentage equals one hundred percent (100%).

                  2.2.2. Payment of Benefit. The Company shall pay the annual benefit determined under subsection 2.2.1 for a period not to exceed the earlier of fifteen (15) years from Executive's Termination of Employment or through the month the Executive dies. The Company's payments shall be made in equal monthly installments (1/12 of the annual benefit). These equal monthly payments to the Executive will begin on the last day of the month which follows the month of the Executive's retirement under this Section 2.2 and continuing until the earlier of the expiration of one hundred eighty (180) months from the first payment or the month of the Executive's death.


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         2.3. Termination of Employment. If Termination of Employment occurs before the Executive's Early Retirement Date, for reasons other than death or Disability, the Company shall pay to the Executive the benefit described in this
Section 2.3.

                  2.3.1. Amount of Benefit. The benefit under this Section 2.3 is the benefit set forth on the attached Schedule A based on the number of completed Plan Years of employment preceding the Executive's Termination of Employment multiplied by the vesting percentage at termination described in 2.3.2.

                  2.3.2. Vesting Schedule. The Executive shall vest at a rate of ten percent (10%) for each subsequently completed Plan Year that this Agreement is in force such that after ten (10) years the Executive shall be one hundred percent (100%) vested in the benefit.

                  2.3.3. Payment of Benefit. The Company shall pay the benefit in a single lump sum to the Executive within thirty (30) days following the Executive's Termination of Employment.

         2.4. Disability Benefit. If the Termination of Employment occurs while the Executive suffers from a Disability prior to the Early Retirement Date, the Company shall pay to the Executive the benefit described in this Section 2.4.

                  2.4.1. Amount and Payment of Benefit. Except as may be provided by Section 3.2 , the amount of benefit and method of payment under this Section 2.4 is established by the Executive with a written election and filed with the Company. The Company shall pay the elected amount to the Executive in accordance with the written election made by the Executive. The form of the election shall follow the form and content found on the attached Exhibit A. The attached Exhibit A, including the terms governing the Executive's election under this
         Section 2.4.1, are incorporated into this Agreement by reference.

         2.5. Change of Control Benefit. Upon a Change of Control while the Executive is in the active service of the Company and (i) the Company thereafter terminates the Executive; or (ii) the Executive terminates his employment after either a change in job responsibilities or a reduction in the compensation paid annually to the Executive prior to his Normal Retirement Date, then the Company shall pay to the Executive the benefit described in this Section 2.5 in lieu of any other benefit under this Agreement.

                  2.5.1. Amount and Payment of Benefit. The benefit under this
         Section 2.5 is one hundred percent (100%) of the benefit determined under Schedule A based on the number of completed Plan Years, in accordance with Schedule A, on the date of Termination of Employment. The Company shall pay this benefit to the Executive in a single lump sum within thirty (30) days from Termination of Employment following a Change in Control.


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                  2.5.2. Parachute Payment. If it is determined that any portion of the benefit payment to the Executive under this Agreement constitutes a parachute payment under Section 280G of the Code subject to the excise tax of Section 4999 of the Code, the Executive shall be entitled to receive from the Company a lump sum cash payment sufficient to place the Executive in the same net after tax position that the Executive would have been in had such payment not been subject to such excise tax; provided, however, the Executive shall be entitled to a payment under this Section 2.5.2 only to the extent that the Executive is not entitled to an equivalent payment under any other agreement.

         2.6. Payment of Benefits in Pay Status. Upon a Change of Control where benefits are in pay status to the Executive following the Executive's retirement, death, or Disability, one hundred percent (100%) of the present value of any remaining payments otherwise due pursuant to this Agreement will, in lieu of such remaining payments, be paid in full in a lump sum within thirty
(30) days after a Change in Control. The Discount Rate shall be used to determine present value.

                                   ARTICLE 3
                                 DEATH BENEFITS

         3.1 Death During Active Service. If the Executive dies while employed by the Company and prior to receiving any payments under this Agreement, the Company shall have no obligation to pay to the Executive's beneficiary any amount under this Agreement.

         3.2 Death Subsequent to Either Retirement Date. If the Executive dies subsequent to the date that he retires and while receiving payments under
Section 2.1 or Section 2.2 of this Agreement, the Company's obligation to make the final payment under Section 2.1.2 or Section 2.2.2 on the last day of the month of the Executive's death shall constitute the Company's final obligation to pay the Executive or the Executive's estate under the terms of this Agreement.

         3.3 Death During Disability. In the event of the Executive's death following Termination of Employment while suffering a Disability, but where the termination is prior to Early Retirement Age, the Company shall have no obligation to pay to the Executive's beneficiary any amount under this Agreement.

                                   ARTICLE 4
                               GENERAL LIMITATIONS

         Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement:

         4.1. Termination for Cause. If the Company terminates the Executive's employment for any of the following reasons:

                  4.1.1. Gross negligence or gross neglect of duties;


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                  4.1.2. Commission of a felony or of a misdemeanor involving moral turpitude; or

                  4.1.3. Fraud, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive's employment and resulting in personal financial benefit to the Executive and in an adverse effect on the Company.

                                   ARTICLE 5
                          CLAIMS AND REVIEW PROCEDURES

         5.1. Claims Procedure. The Company shall notify the Executive in writing, within ninety (90) days of his written application for benefits, of his eligibility or ineligibility for benefits under the Agreement. If the Company determines that the Executive is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the beneficiary wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Executive of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

         5.2. Review Procedure. If the Executive is determined by the Company not to be eligible for benefits, or if the Executive believes that he is entitled to greater or different benefits, the Executive shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Executive believes entitle him to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Executive (and counsel, if any) an opportunity to present his position to the Company orally or in writing, and the Executive (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Executive of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Executive and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the Executive.

                                   ARTICLE 6
                           AMENDMENTS AND TERMINATION

         6.1. Amendment or Termination of Agreement After a Change in Control. The Company may amend or terminate this Agreement at any time prior to the Executive's Termination of Employment by written notice to the Executive; provided, however, that if the Company amends or terminates this Agreement prior to the Executive's Normal Retirement Date while the Executive is in the active service of the Company and subsequent to a Change of


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Control, then the Company shall pay the Executive one hundred percent (100%) of the benefit determined under Schedule A based on the number of completed Plan Years, in accordance with Schedule A, on the date of termination of this Agreement. The Company shall pay this benefit to the Executive in a single lump sum within thirty (30) days from Termination of Agreement following a Change in Control.

         6.2. Amendment or Termination Prior to a Change in Control. The Company may amend or terminate this Agreement at any time prior to a Change in Control by written notice to the Executive.

                  6.2.1. Subsequent to Executive's Normal Retirement Date. In the event of any such amendment or termination after payment of benefits has commenced, the benefit the Executive shall be entitled is one hundred percent (100%) of the present value of any unpaid benefit under Article 2. The Discount Rate shall be used to determine present value. The Company shall pay the benefit under this Section 6.2.1 in a single lump sum payment within sixty (60) days of amendment or termination of this Agreement.

                  6.2.2. Prior to Executive's Normal Retirement Date. If amendment or termination of this Agreement under Section 6.2 occurs after the effective date of this Agreement and before payment of benefits has commenced, the Company shall pay the Executive an amount equal to one hundred percent (100%) of the amount of accrued benefit reflected in Schedule A based o completed Plan Years. The Company shall pay this benefit, if any, to the Executive in a single lump sum payment within sixty (60) days of Agreement amendment or termination.

                                   ARTICLE 7
                                  MISCELLANEOUS

         7.1. Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, administrators and permitted transferees.

         7.2. No Guaranty of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

         7.3. Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

         7.4. Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.


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         7.5. Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Missouri, except to the extent preempted by the laws of the United States of America.

         7.6. Unfunded Arrangement. The Executive is a general unsecured creditor of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive has no preferred or secured claim.

         7.7. Severability. Without limitation of any other section contained herein, in case any one or more provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any other respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement. This Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been a part of this Agreement and shall be deemed substituted therefore such other provisions as will most nearly accomplish the intent of the parties to the extent permitted by applicable law, in case this Agreement or any one or more of its provisions shall be held to be invalid, illegal or unenforceable by any governmental regulatory agency or court of competent jurisdiction.


         IN WITNESS WHEREOF, the Executive and a duly authorized Company officer have signed this Agreement as of the date indicated below.



    /s/ Thomas M. Teschner                              Date: 12/1/99
THOMAS M. TESCHNER

SOUTHSIDE BANCSHARES CORP.



By:  /s/ Joseph W. Pope                                 Date: 12/1/99
Title:  Chief Financial Officer


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                                    EXHIBIT A

                      EXECUTIVE RETIREMENT BENEFIT ELECTION

         THIS ELECTION is made and entered into as of 1st day of December, 1999, by SOUTHSIDE BANCSHARES CORP. (the "Company") located in St. Louis, Missouri, pursuant to the Salary Continuation Agreement between the Company and THOMAS M. TESCHNER (the "Executive") dated December 1, 1999, (the "Agreement").

         The Executive, by initialing in ink either OPTION 1 or OPTION 2 below hereby elects to receive the Disability Benefit described in the elected option and receive the payment or payments in accordance to the option the Executive elects.


                                    OPTION 1

                  (initials)
         ---------

                  a. Benefit Amount. The amount of the benefit is the amount set forth on the attached Schedule A based on the number of completed Plan Years preceding the Executive's Termination of Employment.

                  b. Payment of Benefit. The Company shall pay the benefit in a single lump sum to the Executive within thirty (30) days following the Executive's Termination of Employment.

                                    OPTION 2

          /s/TMT  (initials)
         ---------

                  a. Benefit Amount. The amount of the benefit is a percentage of the annual benefit set forth in Section 2.1 determined as of the Normal Retirement Date. The fraction to be utilized to determine the percentage has a numerator equal to the amount found on Schedule A of the Agreement based upon the number of completed Plan Years by the Executive as of Termination of Employment increased each subsequent Plan Year until the Executive's Normal Retirement Date by six percent (6%) and a denominator equal to the amount found on Schedule A of the Agreement based upon the Executive having completed all Plan Years up to the Executive's Normal Retirement Date. The Discount Rate as described in Section 1.1.9 of the Agreement shall be used to determine the present value.

                  b. Payment of Benefit. The Company shall pay the annual benefits for a period of fifteen (15) years from Executive's Normal Retirement Date. The Company's payments shall be made in equal monthly installments (1/12th of the annual benefit). These equal monthly payments to the Executive will begin on the last day of the month which follows the month of the Executive attaining the Normal Retirement Date and continuing until the expiration of one hundred eighty (180) months from the first payment.


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                              EXHIBIT A (CONTINUED)

         The Executive and Company acknowledge and agree that each and every election to select a benefit payment pursuant to OPTION 1 or OPTION 2 made under this EXHIBIT A EXECUTIVE RETIREMENT BENEFIT ELECTION, in order to be valid and effective, must be made by December 31st of the year prior to the calendar year preceding the Executive's Termination of Employment.

         The Executive and Company agree and acknowledge that any election to select a benefit payment pursuant to OPTION 1 or OPTION 2 made under this EXHIBIT A EXECUTIVE RETIREMENT BENEFIT ELECTION not made within the time frame set forth in the paragraph above shall be null and void. When a null and void election is made the most recent election which is not null and void shall determine the method in which the Executive's retirement benefit shall be paid under Section 2.4.1 of the Agreement.

         The Executive and the Company acknowledge and agree that the Company, in the absence of a valid election by the Executive under this EXHIBIT A EXECUTIVE RETIREMENT BENEFIT ELECTION, the Company shall pay any benefit under
Section 2.4.1 of this Agreement under OPTION 1 above.

         The Executive and the Company understands that the Executive may change the election set forth above, consistent with the restrictions set forth in this EXHIBIT A EXECUTIVE RETIREMENT BENEFIT ELECTION, by filing a new written designation with the Company on a form following this EXHIBIT A EXECUTIVE RETIREMENT BENEFIT ELECTION.

Executive:

Signature    /s/ Thomas M. Teschner          Date        December 1, 1999
            --------------------------       -----------------------------


Accepted by the Company this 1st day of December, 1999.

By:   /s/ Joseph W. Pope
Title: Chief Financial Officer


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                                   SCHEDULE A

                      SALARY CONTINUATION AGREEMENT BETWEEN
                 SOUTHSIDE BANCSHARES CORP. AND THOMAS TESCHNER


          Plan Year* Completed
       before Termination occurs                   Compensation Balance
       -------------------------                   --------------------
                  1                                      $ 29,307
                  2                                        62,178
                  3                                        99,068
                  4                                       140,500
                  5                                       187,069
                  6                                       239,456
                  7                                       298,447
                  8                                       364,947
                  9                                       440,002
                  10                                      524,835
                  11                                      620,875
                  12                                      729,812
                  13                                      853,658
                  14                                      994,840
                  15                                    1,156,330
                  16                                    1,341,839
                  17                                    1,556,131
                  18                                    1,805,560
                  19                                    2,099,108
                  20                                    2,450,713
                  21                                    2,886,007
                  22                                    3,474,940

            End of Schedule

                      SALARY CONTINUATION AGREEMENT BETWEEN
                 SOUTHSIDE BANCSHARES CORP. AND THOMAS TESCHNER


     * Plan Year means the anniversary year of the date of the Agreement.

     To calculate an amount for less than a full Plan Year, take the number of completed months of service into the current Plan Year and divide by 12. Then multiply that fraction by the difference between (i) the Plan Year balance shown above for the Plan Year in which termination occurs and (ii) the previous Plan Year's balance. Then add that amount to the previous Plan Year's balance. The result provides credit for all prior full plan years plus a ratio percentage of the current plan year. For example, if the Executive leaves the Bank during the 5th plan year four months after the fourth year plan anniversary, then you would take 4/12 times the balance shown for Plan Year 5 minus the balance shown for Plan Year 4. Then add that amount to the balance shown for Plan Year 4 to determine the amount due as a termination payment.


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